Exhibit 99.1

news release

Executive Offices	For Further Information Contact:
2200 E. Golf Road
Des Plaines, IL 60016

Richard W. Gochnauer
President and Chief Executive Officer
or
Kathleen S. Dvorak
Sr. Vice President and Chief Financial Officer
United Stationers Inc.
(847) 699-5000

UNITED STATIONERS EXPANDS ITS EXPERTISE IN THE TECHNOLOGY MARKETPLACE,

HIRING COLLINS AS SENIOR VICE PRESIDENT OF SALES

DES PLAINES, Ill., October 18, 2004 – United Stationers Inc. (Nasdaq: USTR), a leading wholesale distributor of business products, today announced that Patrick T. Collins will join the company as senior vice president of sales.  Collins will be responsible for overall sales growth initiatives at the company.  Among other areas, he is expected to focus on implementing new category management strategies, maximizing opportunities for sales of technology products, training office products dealers to more effectively sell technology-related products, and expanding the company’s service capabilities to reach a broader customer base.  He will report directly to Richard W. Gochnauer, president and chief executive officer.

Collins, 43, comes to United Stationers after four years at Ingram Micro Inc., a global technology distributor of IT products and services.  Collins most recently served as Ingram Micro’s senior group vice president of sales and marketing for North America, after being promoted from a senior vice president of sales.  During the 15-year period before joining Ingram Micro, Collins held various managerial positions with Frito-Lay Company.  After his first eight years in various accounting and finance positions, Collins held a number of sales management positions, culminating in his role as regional vice president of sales for northern California. Collins has a master’s degree in business administration from Ohio State University and a bachelor’s degree in economics from Marietta College.

Collins’ Technology Background an Asset for United

“United Stationers is a one-stop source for both traditional office products and technology-related products,” said Richard W. Gochnauer, president and chief executive officer.  “The needs of our reseller customer base are changing, as their customers require more technology-related products.  We must help resellers take advantage of opportunities in the technology product category – not only within our Azerty operation but company-wide.  We believe that Pat’s extensive knowledge of technology products and his proven ability to increase market share in a highly competitive environment will assist in contributing to our top-line growth strategies, especially since technology-related products currently contribute about 45 percent of our total sales.”

“Pat will help drive our overall sales strategy and will have full P&L responsibility for two of our business units.  His efforts will be complemented by Joe Templet, who will continue to contribute to the company’s growth initiatives through an enhanced focus on the independent dealer channel, as he assumes the role of senior vice president, trade development.  This channel contributes the bulk of our sales, and United will benefit from Joe’s experience and extensive relationships in continuing to help dealers develop growth strategies.  We are excited to have Pat on board and glad to have Joe in this new role.  We believe their combined contributions will enable us to pursue greater opportunities in the technology marketplace, while continuing to expand our most important customer segment,” Gochnauer concluded.

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Company Overview

United Stationers Inc., with sales for the trailing 12 months of approximately $3.9 billion, is North America’s largest broad line wholesale distributor of business products, and a provider of marketing and logistics services to resellers.  Its integrated computer-based distribution systems make more than 40,000 items available to approximately 15,000 resellers.  United is able to ship products within 24 hours of order placement because of its 35 United Stationers Supply Co. distribution centers, 24 Lagasse distribution centers that serve the janitorial and sanitation industry, two Azerty distribution centers in Mexico that serve computer supply resellers, and two distribution centers that serve the Canadian marketplace.  Its focus on fulfillment excellence has given the company an average order fill rate of better than 97%, a 99.5% order accuracy rate, and a 99% on-time delivery rate.  For more information, visit www.unitedstationers.com.

The company’s common stock trades on The NASDAQ Stock Market® under the symbol USTR.

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